Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261268

Prospectus

Vertiv Holdings Co

23,081,996 Shares of Common Stock

Offered by the Selling Securityholders

This prospectus relates to (i) the resale of 23,081,996 shares of Class A Common Stock of Vertiv Holdings Co, a Delaware corporation (“we,” “us,” “our” and the “Company”), par value $0.0001 per share (the “Common Stock”), issued in connection with the closing of the Acquisition (as defined below) pursuant to the registration rights agreement, party dated as of November 1, 2021, by and among the Company and the Initial Holders (as defined therein) thereto and the other Holders from time to time parties thereto, named in this prospectus from time to time in amounts, at prices and terms that will be determined at the time of the offering.

On September 8, 2021, Vertiv Holdings Ireland DAC, a private company limited by shares incorporated in Ireland (the “Irish Buyer”), Vertiv International Holding Corporation, an Ohio corporation (the “US Buyer” and together with the Irish Buyer, the “Buyers” and each a “Buyer”) and the Company entered into a sale and purchase agreement (the “Acquisition Agreement”), to acquire (the “Acquisition”) the shares in E&I Engineering Ireland Limited, a private company limited by shares incorporated in Ireland, and Powerbar Gulf LLC—Foreign Direct Investment, a non-freezone limited liability company incorporated and registered in Ras Al Khaimah Economic Zone-Government of Ras Al Khaimah, from the parties set forth in the Acquisition Agreement (the “Sellers”). The upfront consideration consisted of $1,170 million in cash and 23,081,996 shares of Common Stock valued at approximately $630 million at the time of execution of the Acquisition Agreement, based on an agreed-upon calculation provided therein.

We will not receive any proceeds from the resale of the Common Stock by the selling securityholders. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. We are registering the offering and sale of Common Stock by selling securityholders described herein to satisfy registration rights we have granted the Sellers in connection with the closing of the Acquisition (the “Registration Rights Agreement”).

The selling securityholders may offer and sell the Common Stock described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the Common Stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement, if any. The selling securityholders and any broker-dealer executing sell orders on behalf of the selling securityholders, may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any prospectus supplement, if required.

Our Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “VRT”. On January 27, 2022, the closing price of our Common Stock was $19.66 per share.

Investing in our shares involves a number of risks. See “Risk Factors” on page 4 to read about factors you should consider before investing in our Common Stock.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2022.

No one has been authorized to provide you with information that is different from that contained in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Common Stock to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it unlawful to make such an offer or solicitation in such jurisdiction.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling securityholders may from time to time offer to sell shares of Common Stock described in this prospectus in one or more offerings. We may use this prospectus to sell up to an aggregate of 23,081,996 shares of Common Stock issued upon the closing of the Acquisition as described in the section entitled “Plan of Distribution.”

This prospectus provides you with a general description of us and the Common Stock. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should assume that the information appearing in this prospectus and any applicable accompanying prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in any applicable prospectus supplement. Any statement made in this prospectus or in a document incorporated by reference in this prospectus will be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus. Before making an investment in any of our securities, you should carefully read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the information incorporated and deemed to be incorporated by reference herein as described under “Incorporation of Certain Information by Reference” and the additional information described under the heading “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other statements that the Company may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to the Company’s future financial or business performance, strategies or expectations, and as such are not historical facts. This includes, without limitation, statements regarding the financial position, capital structure, indebtedness, business strategy and plans and objectives of the Company’s management for future operations. These forward-looking statements constitute projections, forecasts and estimates, and are not guarantees of performance or results. The Company cautions that all such forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus or any prospectus supplement, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained or incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These forward-looking statements involve a number of risks, uncertainties or other assumptions (which may be beyond the Company’s control) that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected or estimated in these forward-looking statements. The Company has previously disclosed risk factors in certain of its filings made with the Securities and Exchange Commission (“SEC”), including those set forth in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020 filed with the SEC on April 30, 2021 (our “2020 Annual Report”), incorporated herein by reference. These risk factors and those identified elsewhere in this prospectus, among others, could cause actual results to differ materially from historical performance and include, but are not limited to: competition, the Company’s ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; and factors relating to the business, operations and financial performance of the Company and its subsidiaries, including:

•	global economic weakness, uncertainty and volatility, particularly in emerging markets;

•	risks relating to the continued growth of the Company’s customers’ markets;

•	failure to meet or anticipate technology changes;

•	the unpredictability of the Company’s future operational results, including the ability to grow and manage growth profitably;

•	disruption of the Company’s customers’ orders or its customers’ markets, including as a result of logistics delays and material or labor shortages;

•	less favorable contractual terms with large customers;

•	risks associated with governmental contracts;

•	failure to mitigate risks associated with long-term fixed price contracts;

•	risks associated with information technology disruption or security;

•	risks associated with the implementation and enhancement of information systems;

•	failure to properly manage the Company’s supply chain or difficulties with third-party manufacturers;

•	competition within the supply chain due to the global increase in demand for raw materials, components, products and services;

•	competition in the infrastructure technologies industry;

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failure to realize the expected benefit from any rationalization, restructuring and improvement efforts; disruption of, or changes in, the Company’s independent sales representatives, distributors and original equipment manufacturers;

•	failure to obtain performance and other guarantees from financial institutions;

•	failure to realize sales expected from the Company’s backlog of orders and contracts;

•	changes to tax law and costs associated with such changes;

•	ongoing tax audits;

•	risks associated with future legislation and regulation of the Company’s customers’ markets both in the United States and abroad;

•	costs or liabilities associated with product liability;

•	the Company’s ability to attract, train and retain key members of its leadership team and other qualified personnel;

•	the adequacy of the Company’s insurance coverage;

•	a failure to benefit from future acquisitions;

•	failure to realize the value of goodwill and intangible assets;

•	the global scope of the Company’s operations;

•	risks associated with the Company’s sales and operations in emerging markets;

•	exposure to fluctuations in foreign currency exchange rates;

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the Company’s ability to comply with various laws and regulations and the costs associated with legal compliance including, but not limited to, laws and regulations relating to environmental, data protection, data privacy, anti-corruption and international trade;

•	adverse outcomes to any legal claims and proceedings filed by or against the Company;

•	the Company’s ability to protect or enforce its intellectual property and proprietary rights on which its business depends;

•	third party intellectual property infringement claims;

•	liabilities associated with environmental, health and safety matters, including risks associated with the COVID-19 pandemic;

•	risks associated with litigation or claims against the Company;

•	the Company’s ability to realize cost savings in connection with its restructuring program;

•	the Company’s limited history of operating as an independent company;

•	potential net losses in future periods;

•	failure to remediate internal controls over financial reporting;

•	the Company’s level of indebtedness and the ability to incur additional indebtedness;

•	the Company’s ability to comply with the covenants and restrictions contained in our debt agreements, including restrictive covenants that restrict operational flexibility;

•	the Company’s ability to comply with the covenants and restrictions contained in our debt agreements is not fully within our control;

•	the Company’s ability to access funding through capital markets;

•	resales of the Company’s securities may cause volatility in the market price of our securities;

•	the ability of the Company’s subsidiaries to pay dividends;

•	volatility in the Company’s stock price due to various market and operational factors;

•	risks associated with the failure of industry analysts to provide coverage of the Company’s business or securities;

•	the diversion of management time on transaction-related issues;

•	expenses associated with the Acquisition and a potential inability to integrate the combined business;

•	the risk that the cost savings, synergies and growth from the Acquisition may not be fully realized or may take longer to realize than expected;

•	our ability to incur additional indebtedness;

•	our ability to generate cash to service our indebtedness;

•	the amount and nature of the debt incurred to finance the Acquisition;

•	the Vertiv stockholder’s significant ownership and influence over the Company;

•	risks associated with the Company’s obligations to pay the Vertiv stockholder portions of the tax benefits relating to pre-Acquisition tax assets and attributes; and

•	other factors discussed under the heading “Risk Factors” in our 2020 Annual Report incorporated herein by reference, under the heading “Risk Factors” in this prospectus or any prospectus supplement.

Forward-looking statements included in this prospectus speak only as of the date of this prospectus or any earlier date specified for such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be filed with the SEC by us and required under applicable securities laws. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf may be qualified in their entirety by this “Cautionary Note Regarding Forward-Looking Statements.”

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THE COMPANY

Who We Are

We are a global leader in the design, manufacturing and servicing of critical digital infrastructure technology that powers, cools, deploys, secures and maintains electronics that process, store and transmit data. We provide this technology to data centers, communication networks and commercial & industrial environments worldwide.

We aim to help create a world where critical technologies always work, and where we empower the vital applications of the digital world.

Our Business

We have a suite of comprehensive offerings, innovative solutions and a leading global services organization that supports a diversified group of customers, which we deliver from engineering, manufacturing, sales and service locations in more than 45 countries across the Americas, Asia Pacific and EMEA. We provide the hardware, software and services to facilitate an increasingly interconnected marketplace of digital systems where large amounts of indispensable data need to be transmitted, analyzed, processed and stored. Whether this growing quantity of data is managed centrally in hyperscale/cloud locations, distributed at the “edge” of the network, processed in an enterprise location or managed via a hybrid platform, the underpinnings and operations of all those locations rely on our critical digital infrastructure and services.

We have a broad range of offerings, which include power management products, thermal management products, integrated rack systems, modular solutions, and management systems for monitoring and controlling digital infrastructure. These comprehensive offerings are integral to the technologies used for a number of services, including e-commerce, online banking, file sharing, video on-demand, energy storage, wireless communications, IoT and online gaming. In addition, through our global services network, we provide lifecycle management services, predictive analytics and professional services for deploying, maintaining and optimizing these products and their related systems.

Our primary customers are businesses across three main end markets: (1) data centers (including cloud/hyperscale, colocation, enterprise and edge), (2) communication networks and (3) commercial and industrial environments. Within these areas we serve a diverse array of industries, including social media, financial services, healthcare, transportation, retail, education and government. We approach these industries and end users through our global network of direct sales professionals, independent sales representatives, channel partners and original equipment manufacturers. Many of our installations are completed in collaboration with our customers and we work with them from the initial planning phase through delivery and servicing of the completed solution. This depth of interaction supports key customer relationships, sometimes spanning multiple decades. Our most prominent brands include Liebert, NetSure, Geist and Avocent.

Our business is organized into three segments according to our main geographic regions—the Americas, Asia Pacific and EMEA—and we manage and report our results of operations across these three business segments. For the year ended December 31, 2020, Vertiv’s revenue was $4,370.6 million, of which 47% was transacted in the Americas; 31% was transacted in Asia Pacific; and 22% was transacted in EMEA as compared with our revenue for the year ended December 31, 2019 of $4,431.2 million, of which 50% was transacted in the Americas, 29% was transacted in Asia Pacific, and 21% in EMEA. For the nine months ended September 30, 2021, Vertiv’s revenue was $3,587.6 million, of which 45% was transacted in the Americas; 32% was transacted in Asia Pacific; and 23% was transacted in EMEA as compared with our revenue for the nine months ended September 30, 2020 of $3,065.0 million, of which 49% was transacted in the Americas, 30% was transacted in Asia Pacific, and 21% in EMEA.

Acquisition of E&I and Registration Rights Agreement

On September 8, 2021, Vertiv entered into a definitive agreement to acquire (the “Acquisition”) E&I Engineering Ireland Limited and its affiliate Powerbar Gulf LLC (collectively, “E&I” or the “Targets”) (the “Acquisition Agreement”) from the sellers identified in the Acquisition Agreement (the “Sellers”). Under the terms of the Acquisition Agreement, E&I received upfront consideration of approximately $1.8 billion, consisting of $1,170 million in cash and approximately $630 million of Vertiv common stock, issued at the volume-weighted average closing price per share over the 60-day trading period ended September 7, 2021, and equating to approximately 23.1 million shares of Vertiv common stock. Vertiv will pay up to $100 million of additional cash consideration if E&I achieves EBITDA of $146 million in 2022 and an incremental $100 million cash consideration if E&I achieves EBITDA of $156 million or higher in 2022.

On November 1, 2021 (the “Closing Date”), we completed the Acquisition whereby E&I, became our wholly-owned subsidiary and one of the entities through which we operate our business. In connection with the completion of the Acquisition, we entered into the Registration Rights Agreement with the Sellers.

Corporate Information

Vertiv’s principal executive offices are located at 1050 Dearborn Dr., Columbus, Ohio 43085, our telephone number is (614) 888-0246 and our website is www.vertiv.com. Information on, or accessible through, the website or any other website, is not part of this prospectus, nor is such content incorporated by reference herein.

THE OFFERING

Resale of Securities by selling securityholders

Common Stock offered by the selling securityholders	This prospectus covers 23,081,996 shares of Common Stock currently owned by selling securityholders named herein.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock to be sold by the selling securityholders.

Registration Rights	We agreed to file a registration statement, of which this prospectus is a part, within 15 business days after November 1, 2021, to register for resale the Common Stock received by the Sellers as consideration for the Acquisition.

We have agreed to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after filing the Registration Statement, of which this prospectus is a part. Once the registration statement is declared effective we have agreed to use commercially reasonable efforts to keep it effective until all of the Common Stock covered by this prospectus has been sold pursuant to the registration statement or has been sold without volume or manner-of-sale restrictions in accordance with Rule 144 under the Securities Act or in compliance with any other exemption from the registration requirements of the Securities Act.

General

NYSE ticker symbols	Common Stock: “VRT”

Risk factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” and the risk factors set forth in the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the matters discussed under “Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020 filed on April 30, 2021 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2021 filed on November 1, 2021. You should also carefully consider the matters discussed under “Risk Factors” or any similar caption in other documents or reports that we file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of securities pursuant to this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, prospects, results of operations, cash flow and the market price of our securities could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Common Stock covered by this prospectus. The selling securityholders will receive all of the proceeds from the offering of Common Stock.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders, any transfer taxes allocable to the sale of Common Stock, and any related fees and expenses of counsel engaged by the selling securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, and fees of our independent registered public accountants.

SELLING SECURITYHOLDERS

This prospectus relates to the resale of up to 23,081,996 shares of our Common Stock issued pursuant to the Acquisition Agreement. The selling securityholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement, subject to the terms of the Registration Rights Agreement.

When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interest in the Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the selling securityholders, the beneficial ownership of Common Stock held by each selling securityholder, the aggregate amount of Common Stock that the selling securityholders may offer pursuant to this prospectus and the number and percentage of shares of Common Stock that each selling securityholder will beneficially own after this offering assuming they sell all such securities that they may offer pursuant to this prospectus. The percentage of shares of Common Stock owned by the selling securityholders following the offering of any shares of Common Stock pursuant to this prospectus, is based on 375,673,501 shares of Common Stock outstanding as of November 19, 2021. Derivative securities exercisable or convertible into shares of our Common Stock within sixty (60) days of the date hereof are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding securities, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, we believe that all persons named in the tables have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Information with respect to beneficial ownership is based on information obtained from such selling securityholder and publicly available information. Information with respect to shares beneficially owned after the offering assumes the sale of all the shares offered and no other purchases or sales of Common Stock. Information about other selling securityholders, if any, including their identities, the Common Stock to be registered on their behalf and the amounts to be sold by them, will be set forth in a prospectus supplement.

	Common Stock
	Beneficially owned prior to offering	To be sold pursuant to this prospectus(1)	Beneficially owned after offering	Percentage beneficially owned after offering
Name and Address of Beneficial Owner
Powerbar Limited(2)	18,486,271	18,486,271	—	—%
Damian McCauley(3)	2,174,112	2,174,112	—	—%
Cathal McLaughlin(4)	1,087,055	1,087,055	—	—%
Adrian Sheridan(5)	667,279	667,279	—	—%
Paul Connolly(6)	483,875	483,875	—	—%
Nicolas Seward(7)	183,404	183,404	—	—%

(1)

The amounts set forth in this column are the number of shares of Common Stock that may be offered by such selling securityholders using this prospectus. These amounts do not represent any other shares of our Common Stock that the selling securityholders may own beneficially or otherwise.

(2)	Powerbar Limited is a private company limited by shares incorporated in Cyprus. The address for the foregoing persons is 1st Apriliou 47, Office 21, 3117, Limassol, Cyprus.
(3)	The address for the foregoing persons is 21 A Woodvale Road, Eglinton, County Londonderry, BT47 3AH, Northern Ireland.
(4)	The address for the foregoing persons is 1B Greenhaw Road, Derry, BT48 7RZ, Northern Ireland.

(5)	The address for the foregoing persons is Villa 1008, Al Hamra Village, PO Box 13229, Ras Al Khaimah, United Arab Emirates.
(6)	The address for the foregoing persons is 22 Glenevish Hill, Strabane, County Tyrone, BT82 8LZ, Northern Ireland.
(7)	The address for the foregoing persons is Villa C36, Golf Gardens, PO Box 61092, Abu Dhabi, United Arab Emirates.

To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each selling securityholders and the number of shares of Common Stock registered on its behalf. A selling securityholder may sell or otherwise transfer all, some or none of such shares of Common Stock in this offering. See “Plan of Distribution.”

DESCRIPTION OF SECURITIES

The following is a brief description of the securities of Vertiv Holdings Co (the “Company,” “we,” “us” and “our”), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” as of the date hereof. This description of the terms of our securities registered under Section 12 of the Exchange Act speaks as of the date hereof, does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and the full text of our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and Amended and Restated Bylaws (our “Bylaws”), in each case as in effect on the date hereof.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 725,000,000 shares of capital stock, consisting of (1) 720,000,000 shares of common stock, including (a) 700,000,000 shares of Class A common stock, $0.0001 par value per share, and (b) 20,000,000 shares of undesignated common stock, $0.0001 par value per share, and (2) 5,000,000 shares of preferred stock, par value $0.0001 per share.

As of November 19, 2021, our issued and outstanding share capital consisted of: (i) 375,673,501 shares of Class A common stock, held of record by approximately 60 holders, (ii) no shares of preferred stock and (iii) 10,533,333 private placement warrants, held of record by approximately two warrant holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our Certificate of Incorporation, the holders of our common stock possess or will possess all voting power for the election of our directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of our common stock will at all times vote together as one class on all matters submitted to a vote of the holders of our common stock.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, holders of our Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors (the “Board”) in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to receive all of our remaining assets available for distribution to stockholders, ratably in proportion to the number of shares of our common stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders will have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by holders of our Class A common stock.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

On December 17, 2020, we paid our first annual dividend of $0.01 per share of Class A common stock, payable to shareholders of record, including holders of record of our units, on December 2, 2020. We are a holding company without any direct operations and have no significant assets other than our ownership interest in a merger subsidiary. Accordingly, our ability to pay dividends depends upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us. For example, the ability of our subsidiaries to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by the terms of the agreements governing our outstanding indebtedness. The declaration and payment of dividends is also at the discretion of our Board and depends on various factors including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our Board.

In addition, under Delaware law, our Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A. (“Computershare”). We have agreed to indemnify and hold harmless Computershare in its roles as transfer agent from and against any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to Computershare’s duties as transfer agent, except for Computershare’s negligence, willful misconduct or breach of confidentiality.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “VRT.”

Certain Anti-Takeover Provisions of Delaware Law and Our Certificate of Incorporation

Our Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under

Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Certain of these provisions provide:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the requirement that directors may only be removed from the Board for cause;

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the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board or the Chief Executive Officer of the Company, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Forum Selection

Our Certificate of Incorporation includes a forum selection clause, which provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees of the Company to the Company or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws; or (d) any action asserting a claims governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim (i) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (iii) for which the Court of Chancery does not have subject matter jurisdiction or (iv) arising under the federal securities laws, including the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Stockholders Agreement

Pursuant to the Stockholders Agreement, dated February 7, 2020, by and among Vertiv Holdings Co, GS Sponsor LLC, Cote SPAC 1 LLC and VPE Holdings, LLC (the “Stockholders Agreement”), VPE Holdings, LLC, a Delaware limited liability company (the “Vertiv Stockholder”) has the right to nominate up to four directors to our Board, subject to its ownership percentage of the total outstanding shares of Class A common stock. If the Vertiv Stockholder holds: (i) 30% or greater of the outstanding Class A common stock, it will have the right to nominate four directors (two of which must be independent); (ii) less than 30% but greater than or equal to 20% of the outstanding Class A common stock, it will have the right to nominate three directors (one of which must be independent); (iii) less than 20% but greater than or equal to 10% of the outstanding Class A common stock, it will have the right to nominate two directors; (iv) less than 10% but greater than or equal to 5% of the outstanding Class A common stock, it will have the right to nominate one director; and (v) less than 5% of the outstanding Class A common stock, it will not have the right to nominate any directors. As long as the Vertiv Stockholder has the right to nominate at least one director, the Vertiv Stockholder shall have certain rights to appoint its nominees to committees of the Board and the Company shall take certain actions to ensure the number of directors serving on the Board does not exceed nine. In addition, the Stockholders Agreement provides that so long as the Company has any Executive Chairman or Chief Executive Officer as a named executive officer, the Company shall take certain actions to include such Executive Chairman or Chief Executive Officer on the slate of nominees recommended by the Board for election. The Stockholders Agreement also provides that, for so long as the Vertiv Stockholder holds at least 5% of our outstanding Class A common stock, the Vertiv Stockholder will have the right to designate an observer to attend meetings of the Board, subject to certain limitations.

PLAN OF DISTRIBUTION

We are registering the resale by the selling securityholders of up to 23,081,996 shares of Common Stock issued in connection with the closing of the Acquisition and concurrently therewith. The selling securityholders, including their pledgees, donees, transferees, assignees successor, designees and others who later come to hold some or all of the shares of Common Stock covered by this prospectus, may from time to time offer some or all of the shares of Common Stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling securityholders will not pay any of the costs, expenses and fees in connection with the registration and sale of the shares of Common Stock covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and similar charges attributable to sales of Common Stock. We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby. The selling securityholders may sell the shares of Common Stock covered by this prospectus from time to time, and may also decide not to sell all or any of the shares of Common Stock that they are allowed to sell under this prospectus. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. Sales may be made by the selling securityholders in one or more types of transactions, which may include:

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purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the shares of Common Stock for whom they may act as agent;

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one or more block transactions, including transactions in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	the pledge of shares of Common Stock for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of shares of Common Stock;

•	short sales or transactions to cover short sales relating to the shares of Common Stock;

•	one or more exchanges or over-the-counter market transactions;

•

through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•	privately negotiated transactions;

•	the writing of options, whether the options are listed on an options exchange or otherwise;

•	distributions to creditors and equity holders of the selling securityholders; and

•	any combination of the foregoing, or any other available means allowable under applicable law.

A selling securityholder may also resell all or a portion of its shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144.

The selling securityholders may enter into sale, forward-sale and derivative transactions with third parties, or may sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those sale, forward-sale or derivative transactions, the third parties may sell securities covered by this prospectus or the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the Common Stock. The third parties also may use shares received under those sale, forward-sale or derivative arrangements or shares pledged by the selling securityholder or borrowed from the selling securityholders or others to settle such third-party sales or to close out any related open borrowings of shares of Common Stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the Registration Statement of which this prospectus is a part).

In addition, the selling securityholders may engage in hedging transactions with broker-dealers in connection with distributions of shares of Common Stock or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell securities short and redeliver securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling securityholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the Common Stock so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares of Common Stock to investors in our securities or the selling securityholders’ securities or in connection with the offering of other securities not covered by this prospectus.

To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, offering or a purchase by a broker or dealer. The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:

•	the name of the selling securityholder and the participating broker-dealer;

•	the number of shares of Common Stock offered;

•	the price of such shares of Common Stock;

•	the proceeds to the selling securityholder from the sale of such shares of Common Stock;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.

In connection with sales of shares of Common Stock covered hereby, the selling securityholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling securityholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling securityholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Because the selling securityholders may be deemed to be “underwriters” under the Securities Act, the selling securityholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act.

We and the selling securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the selling securityholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the selling securityholders or their affiliates in the ordinary course of business.

The selling securityholders will be subject to applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Common Stock by the selling securityholders. Regulation M may also restrict the ability of any person engaged in the distribution of shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. These restrictions may affect the marketability of such shares of Common Stock.

In order to comply with applicable securities laws of some states, the shares of Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available. In addition, any shares of Common Stock of a selling securityholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

Latham & Watkins LLP, Austin, Texas will pass upon the validity of the Common Stock offered hereby on our behalf. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Vertiv Holdings Co appearing in Vertiv Holdings Co’s Annual Report (Form 10-K) for the year ended December 31, 2020, as amended on Form 10-K/A and the effectiveness of Vertiv Holdings Co’s internal control over financial reporting as of December 31, 2020 included in its Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which conclude, among other things, that Vertiv Holdings Co did not maintain effective internal control over financial reporting as of December 31, 2020, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein, and incorporated by reference therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Our website is located at https://www.vertiv.com, and our investor relations website is located at https://investors.vertiv.com. The information posted on our website is not incorporated into this prospectus. Our Annual Reports on Form 10-K or Form 10-K/A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available free of charge on our investor relations website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also access all of our public filings through the SEC’s website at www.sec.gov. Investors and other interested parties should note that we use our investor relations website to publish important information about us, including information that may be deemed material to investors. We encourage investors and other interested parties to review the information we may publish through our investor relations website, in addition to our SEC filings, press releases, conference calls, and webcasts.

The Registration Statement containing this prospectus, including exhibits to the Registration Statement, provides additional information about us and the Common Stock offered under this prospectus. The Registration Statement can be read at the SEC website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein):

•	Our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2020, filed with the SEC on March 1, 2021 and April 30, 2021, respectively;

•	Our Definitive Proxy Statement on Schedule 14A for a 2021 Special Meeting of Stockholders filed with the SEC on April 30, 2021;

•	Our quarterly reports on Form 10-Q, filed with the SEC on May 3, 2021, August 2, 2021 and November 1, 2021;

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Our Current Reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on November 4, 2021, November 1, 2021, October  27, 2021, September  8, 2021, August  27, 2021, June  16, 2021, April  23, 2021, March  10, 2021 and January 5, 2021; and

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The description of our Common Stock, set forth in Exhibit 4.9 to our 2020 Annual Report on Form 10-K, filed with the SEC on March 1, 2021 (File No. 001-38518), including any subsequent amendment or any report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) after the initial filing of the Registration Statement of which this prospectus forms a part and prior to the completion of the offering of all securities covered by this prospectus and any accompanying prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Vertiv Holdings Co

1050 Dearborn Dr.

Columbus, Ohio 43085

Attention: Investor Relations

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Vertiv Holdings Co

23,081,996 Shares of Common Stock Offered by the Selling Securityholders

PROSPECTUS